Exhibit 5.1

Letterhead of Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

June 23, 2015

AmbiCom Holdings, Inc.

500 Alder Drive

Milpitas, California 95035

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 1,500,000 shares (the “Shares”) of common stock par value $0.008 per share (the “Common Stock”) of AmbiCom Holdings, Inc., a Nevada corporation (the “Company”).

We have acted as special counsel for the Company in connection with the registration of the resale of the Shares. We have examined signed copies of an Equity Purchase Agreement between the Company and Kodiak Capital Group, LLC (“Kodiak”) dated April 20, 2015 (the “Agreement”), a Registration Rights Agreement between the Company and Kodiak, also dated April 20, 2015, and the Registration Statement to be filed with the Commission. We have also examined and relied upon the minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Articles of Incorporation, as amended, By-laws and Resolutions adopted by the Board of Directors of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Based upon and subject to the foregoing and assuming that there are no changes in the facts as we understand them, we are of the opinion that the Shares to be registered as covered by the Registration Statement, when sold in accordance with the terms and conditions set forth in the Agreement and the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Agreement, (ii) the Amended and Restated Articles of Incorporation of the Company, as amended to date and currently in effect (the “Articles of Incorporation”), (iii) the Amended and Restated By-laws of the Company currently in effect (the “By-laws”), and records of certain of the Company’s corporate proceedings as reflected in its minute books; and (iv) the Registration Statement, in the form it is to be filed with the Commission on the date hereof. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company and certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

We have assumed for purposes of this opinion that each of the parties to the Agreement other than the Company, are duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Based upon and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, we are of the opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) the issuance and sale of the Shares does not violate any applicable law or the Articles of Incorporation or the By-laws or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iii) the due issuance and delivery of the Common Shares, upon payment of adequate consideration therefore (not less than the par value of the Common Shares) in accordance with the Agreement and the Registration Statement, the Shares when issued will be validly issued, fully paid and non-assessable.

The opinions set forth herein are subject to the following additional qualifications, assumptions and exceptions:

1.	the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors' generally; and

2.	the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus, which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States. We are not admitted or qualified to practice in the State of Nevada; however, we are generally familiar with Chapter 78 of the Nevada Revised Statutes as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations. The opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

/s/ KANE KESSLER

KANE KESSLER, P.C.